Exhibit 10.1

LP 21679688.4 \ 41803-111193

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 1st day of December, 2022 (the “Effective Date”), by and between Great Lakes Dredge & Dock Company, LLC, the (“Company”), and David E. Simonelli, an individual (“Consultant”).

SECTION 1. Engagement. During the Consulting Term (as defined below), the Company engages Consultant, and Consultant agrees to provide to the Company the Services described in Section 2.

SECTION 2. Consulting Services.

(a) Consultant shall provide Consulting Services to the Company as may be designated by the Company in writing from time to time such as but not limited to services of a general nature including providing guidance and advisory services to Operations, Project Services & Fleet Engineering focusing on safety and operational challenges, performing consulting projects to be approved by the CEO, and conducting a check-in with CEO or CHRAO one time per month (“the Services”). The term of Consultant’s engagement under this Consulting Agreement shall commence on the Effective Date and shall continue for a period of (12) months (“Initial Term”). This Consulting Agreement may be renewed for successive six (6) month terms upon written notice from the Company at least ten (10) days prior to the end of the Initial Term or any subsequent renewal term (each a “Subsequent Term”). If not renewed, this Consulting Agreement shall automatically terminate upon the conclusion of the then applicable Initial Term or Subsequent Term. The Initial Term and any Subsequent Term shall be collectively referred to as the “Consulting Term.”

Consultant shall devote such time, effort, and attention to providing the Services as may be required to fully, timely and professionally perform the Services.

(b) Consultant shall provide the Services at such times and at such locations as may be reasonably requested by the Company.

(c) Consultant shall not engage in any activity that would interfere with the timely and faithful performance of the Services. However, Consultant is not prevented from accepting other consulting engagements or engaging in additional activities in connection with personal or business investments and community affairs, so long as such engagements and activities are not inconsistent with and do not interfere with the performance of the Services.

(d) Consultant shall devote such time and diligent effort to the Services as required to fully discharge his responsibilities and shall perform the Services in a competent and professional manner, consistent with generally accepted standards of decorum, conduct and sound business practices.

SECTION 3. Payment.

(a) In full payment and satisfaction for Consultant’s provision of Consulting Services pursuant to this Consulting Agreement, the Company shall pay Consultant the following rates:

1. Twelve Thousand Eight Hundred Sixty-Four Dollars and Zero Cents ($12,864.00) per month of consulting Services. Any approved hours over 48 hours per month will be paid at a rate of Two Hundred Sixty-Eight Dollars and Zero Cents ($268.00).

2. Actual/Reasonable expenses and in accordance with Client Travel Policy for each day of domestic travel in connection with the Consulting Services

3. Your consulting services are compensation on retainer at $12,864.00 per month.

4. You shall be reimbursed a one-time lump sum amount for actual and reasonable general consulting start-up costs. Start-up costs not to exceed $8,500. Receipts required for reimbursement.

5. Consultant shall invoice the Company on a monthly basis including a summary of Consultant Services performed and the time engaged on each matter.

(b) Expenses. Consultant shall be solely responsible for all costs and expenses incurred in connection with the provision of the Services; provided, however, the Company will reimburse for pre-approved reasonable and necessary travel and business expenses of Consultant pursuant to the Company’s policy on reimbursement that is applicable to employees of the Company, and so long as receipts for the amount of such expenses are submitted and approved by the Company.

(c) Benefits. Consultant will not be entitled to any remuneration for the Services except as specifically set forth in Sections 3(a) and 3(b). Consultant will not be entitled to receive any insurance of any kind from or through the Company and will not be entitled to participate in any pension, retirement, deferred compensation or other benefit plans, or any other employee benefits generally provided by the Company to their respective employees.

(d) Acknowledgment. The parties acknowledge that the compensation provided in this Agreement was negotiated at arm’s-length and represents the fair market value for the Services provided by Consultant hereunder.

SECTION 4. Independent Contractor Relationship. In performance of the Services, Consultant at all times will act and perform solely as an independent contractor and not an employee of the Company. Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to represent or evidence the hiring of Consultant by any party as an employee, nor does it constitute a contract of employment. No acts or assistance given to Consultant by the Company shall be construed to alter their independent contractor relationship, and nothing contained in this Agreement shall be construed to place the parties in a relationship of partners, joint venturers, principal and agent or franchisor and franchisee. Consultant will make no representations to third parties inconsistent with the relationship established by this Agreement. All amounts payable hereunder to Consultant shall be paid without any reduction by the Company for any taxes, including but not limited to foreign or federal, state or local income, employment, self-employment or withholding taxes, it being the intention of the parties that Consultant shall be solely responsible for the payment of all taxes, fines, penalties or assessments imposed on or related to Consultant’s activities pursuant to this Agreement.

SECTION 5. Termination.

(a) Termination for Cause. Either Company or Consultant may terminate this Agreement immediately in the event of a material breach of the Agreement which is not cured within seven (7) days of written notice to the other of such breach.

(b) Termination for Convenience. Either Company or Consultant may terminate this Agreement for convenience with thirty (30) days prior written notice.

(c) Termination by Mutual Agreement; Death. The engagement of Consultant pursuant to Section 1 may be terminated at any time by mutual agreement of the parties. The engagement of Consultant pursuant to Section 1 will automatically terminate if Consultant dies during the Consulting Term.

(d) Rights and Obligations upon Termination. Upon any termination of the engagement of Consultant, the obligations of Consultant to provide the Services, and the obligations of the Company to continue to pay Consultant pursuant to Section 3, shall terminate immediately upon any such event, and neither party will have any further rights against or owe any further obligations to the other party, except for (i) rights or obligations arising out of a breach of the terms hereof, (ii) rights to the compensation due and payable under Section 3 through the date of termination of the engagement of Consultant, and (iii) the rights and obligations of the parties under Section 6 and Section 7 of this Agreement.

SECTION 6. Non-Competition, Non-Solicitation and Confidentiality. The obligations of Consultant pursuant to Sections 6 and 7 shall survive termination of this Agreement.

(a) Non-Competition. From the Effective Date through the term of this Agreement (the “Restricted Period”), Consultant hereby covenants and agrees with the Company that Consultant shall not, directly or indirectly, for himself or on behalf of or in conjunction with any individual, company, partnership, limited liability company, corporation, joint venture, strategic alliance or business or other entity of whatever nature (each, a “Person”), engage in the business of, or own, manage, operate, join, control, lend money or other assistance to, or participate in or otherwise be connected with (as an individual, officer, director, manager, employee, partner, trustee, proprietor, joint venturer, consultant, member, agent or otherwise), any Person that is, directly or indirectly, involved in the business of dredging within the United States or any other country in which the Company has worked in the past three years; provided, however, that this restriction shall not prohibit Consultant from passive beneficial ownership of less than three percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market.

(b) Non-Solicitation. During the Restricted Period, Consultant hereby covenants and agrees with the Company that Consultant shall not, directly or indirectly (as an individual, officer, director, member, manager, partner, shareholder, employee, trustee, proprietor, joint venturer, consultant, agent or in any other capacity whatsoever), (i) interfere with the contractual relationship of the

Company with any of the Customers (as defined below) of the Company, (ii) hire, employ or attempt to hire or employ any person who is an employee of the Company or any of its Affiliates at any time prior to or during the Restricted Period, or otherwise interfere with the relationship between any such person and the Company. “Customer” of the Company shall mean any Person which, within the twelve (12) month period immediately preceding the date in question, used or purchased, or contracted to use or purchase, any services of the Company.

(c) Confidentiality. Consultant acknowledges that during his affiliation with the Company, both during his time as an employee of Company and as a consultant, he has been given access to or become acquainted with certain confidential information relating to the organization, business, properties, operation and condition of the Company, including, but not limited to, financial, managerial, operational, legal and other corporate and business information and records of the Company (collectively, “Confidential Information”). Confidential Information also includes any information, documents, formulas, patterns, devices, secret inventions, processes, compilations of information, records, specifications, files, documents, drawings, equipment, financial data, customer lists special agreements, marketing information, marketing and/or promotional techniques and methods, pricing information and procedures, purchasing information and procedures sales policies and procedures, employee lists, store and office policies and procedure manuals, books and publications, business records, computer records, computer printouts, Company “know how”, plans and programs and sources of supplies and inventory, and knowledge with respect to prior or pending litigation and other legal matters, to the extent they relate to the Company, and,

Consultant agrees that he will hold the Confidential Information in strict confidence and will not disclose, publish, sell or license any Confidential Information to any third party, nor use the Confidential Information in any manner. Consultant also agrees not to disclose to third parties any of Consultant’s work product related to or that becomes part of the Confidential Information, or the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity. The prohibition against Consultant’s use of the Confidential Information includes, but is not limited to, the exploitation of any products or services that embody or are derived from the Confidential Information and the exercise of judgment or the performance of analysis based upon knowledge of the Confidential Information, if otherwise permitted, would be to the benefit of any third party. The prohibition against Consultant’s use of Confidential Information also includes the disclosure of any information relating to prior or pending litigation and matters pertaining to the Company.

Furthermore, Consultant acknowledges the return of all documents containing and Confidential Information, and is not in possession of any files, papers, materials, notes, computer records, or documents, written or electronic, of any kind containing any Confidential Information except those that are necessary for the Consulting Services. Consultant agrees that if, in the event of any breach of this provision, the Company will suffer immediate and irreparable harm which cannot adequately be measured or calculated in terms of monetary damages, and that immediate temporary and permanent injunctive relief shall be appropriate, in addition to any other legal or equitable remedies available under applicable law, and also reasonable expenses, including attorneys' fees incurred in the enforcement of this provision.

Confidential Information does not include information that, at the time of disclosure is in the public domain or thereafter becomes part of the public domain without any act or omission of the Consultant; or, as proven by Consultant, has been acquired from a third party who has not breached a fiduciary obligation to Company.

(d) Non-Disclosure of Terms. The Parties shall not at any time communicate or divulge any information regarding the circumstances surrounding this Agreement, or the terms and conditions or amounts payable under this Agreement, to any other Person; provided, however, that nothing in this Section 6(d) shall prevent Consultant from sharing with his legal, accounting and financial advisors on a confidential basis any legal or financial information regarding this Agreement or from disclosing to those with whom Consultant is working at the Company that he is a consultant. However, if the Company determines that this Agreement is deemed to be material and, therefore, subject to disclosure by the Company pursuant to various legal requirements, this clause will be deemed void in its entirety and will not be considered a breach of this Agreement upon the Company filing this Agreement or otherwise making this agreement public.

SECTION 7. Non-Disparagement. The Parties agree that they will not make any disparaging or derogatory remarks or statements about each other. The obligations of Consultant pursuant to this Section shall survive termination of the engagement and indefinitely thereafter.

SECTION 8. Reasonableness of Terms. Consultant agrees that the restrictions contained in Section 6 and in Section 7 are reasonable and necessary to protect the goodwill, trade secrets, proprietary interests and other legitimate business interests of the Company. Each of the covenants set forth in those Sections are severable and separate. In the event that any court of competent jurisdiction later determines that any of the restrictions in those Sections are not reasonable and/or are too broad to be enforceable, the parties agree that the court may reasonably restrict the scope of those Sections, so long as such restriction is no broader than that contained in the applicable covenant.

SECTION 9. Injunctive Relief. Consultant agrees that the disclosure of any Confidential Information would cause irreparable harm to Company’s competitiveness and further agrees that Company shall be entitled to an injunction, without the posting of bond, against the disclosure or use of Confidential Information prohibited by this Agreement. In addition, either Party shall be entitled to its reasonable attorneys' fees in the enforcing this Agreement and all damages and other remedies provided by law or in equity, which shall be cumulative.

SECTION 10. Taxes and Compliance with Laws. Consultant shall be solely responsible for compliance with all state, local and federal laws, orders, codes and ordinances applicable to the performance of Consultant’s obligations under this Agreement or the compensation paid to Consultant pursuant to this Agreement. Consultant shall indemnify, defend and hold harmless the Company, and each of their respective officers, directors, representatives, agents and employees, from and against any and all liabilities which the Company may incur as a result of any failure by Consultant to pay any local, state or federal income, employment, self-employment or withholding tax, including without limitation any failure to timely pay any estimated tax.

SECTION 11. Insurance; Indemnification; Limitation on Liability.

a. Consultant shall defend, indemnify and hold Company harmless from any and all causes of action, claims, damages, injuries (whether to personal property or to persons), penalties, judgments or any liability of any kind arising from or related to Consultant’s intentional acts or gross negligence; provided, however, that Consultant’s obligations (beyond amounts covered by insurance) shall be capped at the amounts paid to Consultant under the terms hereunder.

b. Consultant agrees to maintain the following insurance while performing the Consulting Services:

1.
Employer's Liability insurance with limits of not less than $1,000,000 per occurrence or accident, including Maritime Employer’s Liability & Jones Act and U.S. Longshore & Harbor Workers Act coverage, if applicable. All such policies shall contain an Alternate Employer and/or Borrowed Servant endorsement naming GLDD as alternate employer, and a copy of such endorsement shall be attached to all certificates of insurance.
2.
If Consultant retains employees during the Term of the Agreement, Worker’s Compensation insurance covering all liabilities owed for compensation and other benefits by the workers’ compensation laws of any state or federal government, including, but not limited to, the Longshore and Harbor Workers’ Compensation Act, the Outer Continental Shelf Lands Act, the workers’ compensation law of any state, and employer’s liability insurance as prescribed by applicable law;
3.
Commercial General Liability insurance based on Insurance Services Office form CG 00 01 or equivalent, with limits of not less than $1,000,000 per occurrence and $2,000,000 annual aggregate and include coverage for bodily injury, property damage, contractual liability coverage, including coverage for insured contracts and tort liability of another assumed by CONSULTANT;
4.
If CONSULTANT uses any vehicle in performing the Services, Commercial Automobile Liability insurance providing coverage bodily injury or property damage for any auto (owned, hired, non-owned) with limits of not less than $1,000,000 per accident;
5.
Umbrella/Excess Liability insurance following form of underlying Commercial General Liability, Commercial Automobile Liability and Employer’s Liability policies on an excess basis with limits of not less than $1,000,000;

6.
All deductibles or self-insured retentions under any of CONSULTANT’s policies of insurance shall be the sole responsibility of CONSULTANT and shall be stated on all certificates of insurance. The Commercial General Liability, Commercial Automobile Liability and Umbrella/Excess Liability insurance shall include GLDD, its affiliates, subsidiaries, officers, directors, employees and agents as additional insured on a primary and noncontributory basis. CONSULTANT may use any combination of primary and excess insurance to satisfy the required limits. Prior to the start of any Services with respect to this Agreement CONSULTANT will provide GLDD with a certificate of insurance evidencing the required insurance along with copies of the additional insured, primary and noncontributory, waiver of subrogation and notice of cancellation endorsements or policy wording, which shall be updated upon renewal of the policies but no less than annually. CONSULTANT or its insurer shall provide GLDD with at least thirty days’ prior written notice of cancellation, nonrenewal, any change in coverages and/or limits which no longer satisfy the minimum requirements herein. To the extent allowed by law, CONSULTANT shall waive, and shall require its insurers to endorse or include policy wording in the policies, to waive any right of recovery, under subrogation or otherwise, in favor of GLDD, its affiliates, subsidiaries, officers, directors, employees and agents.

c. Consultant agrees, when requested by Company, to furnish certificates acceptable to Company evidencing applicable insurance coverage as required herein.

d. Company shall defend, indemnify and hold Consultant harmless from any claims arising out of or relating to the services provided by Consultant hereunder other than claims for which Consultant is responsible pursuant to subsection (a) and claims covered by Consultant’s insurance.

SECTION 12. Nonassignability, Binding Agreement.

(a) By Consultant. Consultant shall not assign or delegate this Agreement or any right or interest under this Agreement without the Company’s prior written consent.

(b) By the Company. The Company may assign, delegate, or transfer this Agreement and all of the Company’s rights and obligations under this Agreement to any of its affiliates or to any business entity that by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon assignment, delegation, or transfer to any business entity, such entity shall be deemed to be substituted for the Company for all purposes of this Agreement.

SECTION 13. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

SECTION 14. Amendment. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

SECTION 15. Waiver. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by either of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

SECTION 16. Governing Law and Jurisdiction. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Consulting Agreement or with respect to Consultant's services hereunder, the parties: (i) agree to submit to the exclusive jurisdiction of the federal courts located in the Southern District of Texas or state courts located in Harris County, Texas; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

SECTION 17. Notices. Any notice or other communication required shall be in writing and sent by U.S. Certified Mail addressed, return receipt requested, or to such other addresses as each party shall specify in writing.

If to Consultant, to the address listed on the signature page or the last address on file in the records of the Company.

If to the Company:

Great Lakes Dredge & Dock Corporation

9811 Katy Fwy

Suite 1200

Houston, TX 77024

Attn: Chief HR & Administrative Officer

telephone: (346) 359-1010

SECTION 18. Prior Agreements. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements.

SECTION 19. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

SECTION 20. Remedies. All remedies specified in this Agreement shall be cumulative and not exclusive of any other rights or remedies, and either party may pursue all rights and remedies available at law or in equity for a breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Great Lakes Dredge & Dock Company, LLC

By: /s/ JAMES TASTARD

Name: James Tastard

Title: SVP, CHRAO

David E. Simonelli

/s/ DAVID E. SIMONELLI